    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 2000



                                                      REGISTRATION NO. 333-42894

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              SYMIX SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

                                      OHIO
                          (State or other jurisdiction
                       of incorporation or organization)
                                      7372
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)
                                   31-1083175
                                (I.R.S. employer
                             identification number)

 2800 CORPORATE EXCHANGE DRIVE, SUITE 400, COLUMBUS, OHIO 43231 (614) 523-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                                IVERY D. FOREMAN
                      VORYS, SATER, SEYMOUR AND PEASE LLP
                               52 EAST GAY STREET
                              COLUMBUS, OHIO 43215
                                 (614) 464-6322

                                With a copy to:

                                  RICK SHAPIRO
                               CORPORATE COUNSEL
                              SYMIX SYSTEMS, INC.
                         2800 CORPORATE EXCHANGE DRIVE
                                   SUITE 400
                              COLUMBUS, OHIO 43231
                                 (614) 523-7218

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this Registration Statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 23, 2000


                              SYMIX SYSTEMS, INC.
                         2800 CORPORATE EXCHANGE DRIVE
                                   SUITE 400
                              COLUMBUS, OHIO 43231

                                   PROSPECTUS

                            1,587,412 COMMON SHARES

                               ------------------

     In May, 2000, we issued our Series A Convertible Participating Preferred Shares and Warrants to purchase our common shares in a private placement. This prospectus relates to the public offering of up to 1,587,412 of our common shares by our shareholders listed below which will be received by them upon conversion of the Series A Preferred Shares and upon exercise of the Warrants. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interests, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the common shares. However, we will receive $15.00 per share, subject to adjustment, for each common share issued to a holder of a Warrant upon exercise of the Warrant, unless the holder of the Warrant elects a "net share" settlement.

     Our common shares are listed on the NASDAQ National Market System under the symbol "SYMX". On July 28, 2000, the closing sales price of our common shares on NASDAQ was $7.125 per share. FOR RISKS IN CONNECTION WITH AN INVESTMENT IN OUR COMMON SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


                THE DATE OF THIS PROSPECTUS IS AUGUST   , 2000.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Risk Factors................................................      3
Forward-Looking Statements..................................      6
Information About Symix.....................................      7
Selling Shareholders........................................      9
Plan of Distribution........................................     10
Use of Proceeds.............................................     14
Description of Securities...................................     15
Where You Can Find More Information.........................     22
Legal Matters...............................................     22
Experts.....................................................     23


     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales of our common shares by them are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares.

                                  RISK FACTORS

     You should carefully consider the following factors in evaluating whether to invest in our common shares. These factors should be considered in conjunction with the other information included or incorporated by reference in this prospectus.

CHANGES IN DEMAND FOR PRODUCTS AND SERVICES COULD CAUSE FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

     Our operating results may vary significantly from quarter to quarter. Our quarterly operating results are affected by a number of factors that could materially and adversely affect revenues and profitability. These factors also make estimation of operating results prior to the end of a quarter extremely uncertain. These factors include:

     - demand for our products and services;

     - competitive conditions in the software industry;

     - the timing of the introduction or market acceptance of new or enhanced products which we offer or which are offered by our competitors;

     - the potential for delay or deferral of customer purchases of our products in anticipation of product enhancements or new product offerings by us or our competitors;

     - the timing of any acquisitions by us and related write-offs;

     - the mix of our product and service net revenues;

     - the mix of our North American and international net revenues; and

     - general economic conditions and other factors affecting capital expenditures by our customers.

     The purchase of our products and services may involve a significant commitment of capital and other resources by our customers. As a result, the sales cycles for our products and services, from initial evaluation to delivery or performance, vary from customer to customer. The timing of individual sales is difficult to predict, and sales can occur in quarters subsequent to those anticipated by us.

     Our revenues in any quarter are substantially dependent on orders signed and shipped in that quarter. Typically, we realize higher revenues in our second and fourth fiscal quarters. Generally, we record a majority of our quarterly revenues in the third month of each quarter, primarily in the latter half of the third month. We believe that the fluctuations in our operating results is caused primarily by the budgeting cycles of our customers and the structure of our sales commission and bonus programs. As a result, our quarterly operating results are difficult to predict. In addition, delays in product delivery or in closings of sales near the end of a quarter could cause our quarterly operating results to fall substantially short of anticipated levels.

TERMINATION OF AGREEMENT WITH PROGRESS WOULD REQUIRE US TO MIGRATE OUR PRODUCT TO A DIFFERENT PROGRAMMING LANGUAGE AND COULD RESULT IN A LOSS OF BUSINESS.

     Our core product, SyteLine, is written in PROGRESS, a proprietary programming language which we license from Progress Software Corporation. We depend upon the license of PROGRESS to our customers and the acceptance of PROGRESS by our customers. We market and distribute PROGRESS in connection with the sale of our products under a non-exclusive agreement with Progress. The agreement may be terminated by either party upon 90 days' written notice to the other party. In addition, the agreement may be terminated immediately by either party if a material breach of the agreement by the other party continues after 30 days' written notice. Our relationship with Progress involves other risks which could have a material adverse effect on our business, operating results or financial condition, including the following:

     (1) the failure of Progress to continue its relationship with us;

     (2) the failure of Progress to develop, support or enhance PROGRESS in a manner which is competitive with enhancements of other programming languages;

     (3) the loss of market acceptance of PROGRESS and its relational database management system; and

     (4) our inability to migrate our software products to other programming languages on a timely basis if PROGRESS is no longer available.

WE DERIVE A SIGNIFICANT PORTION OF OUR BUSINESS FROM OPERATIONS WHICH ARE SUBJECT TO FOREIGN ECONOMIC CONDITIONS AND CURRENCY FLUCTUATIONS.

     We derive a significant portion of our business from international sales. We expect to continue to expand our international operations, which will require significant management attention and financial resources. Our international operations are subject to various risks, including the following:

     (1) the impact of a recession in foreign countries, particularly in Europe and the Asia/Pacific regions;

     (2) cultural and language difficulties associated with serving customers, localizing and translating products;

     (3) staffing and management problems related to foreign operations;

     (4) exchange controls and reduced protection for intellectual property;

     (5) political instability; and

     (6) fluctuations in foreign exchange rates.

ADVERSE ECONOMIC CONDITIONS IN THE MANUFACTURING INDUSTRY COULD RESULT IN REDUCED PURCHASES OF OUR PRODUCTS.

     Our customers are primarily manufacturers. Our business depends substantially upon the capital expenditures of our customers. Capital expenditures by our customers depend upon the demand for manufactured products. A recession or other adverse economic event affecting manufacturers could cause them to curtail or delay capital expenditures for computer software products. Any significant changes in the timing or amount of capital expenditures by manufacturers could have a material adverse effect on our business, operating results or financial condition.

PRODUCT DEFECTS COULD RESULT IN A LOSS OF MARKET SHARE OR MATERIAL DELAYS IN THE RELEASE OF NEW OR ENHANCED PRODUCTS.

     Software programs are complex. Upon release, our products may contain undetected errors or bugs which are usually resolved through the regular maintenance and updating process. However, our products also may contain more serious errors, failures or bugs which may not be detected until the product has been delivered to customers. As a result of serious errors, failures or bugs:

     (1) our customers could suffer major business interruptions or other problems which could lead to claims for damages against us;

     (2) our customers may delay their purchase of our products until they are satisfied that the problems have been resolved;

     (3) we may experience delays in the scheduled release of new or enhanced products;

     (4) our customers may decide not to purchase the defective products or our other products;

     (5) we may have to devote significant financial and product development resources to fix defective products; and

     (6) market acceptance of our products may be reduced.

     If our products contain serious defects, failures or errors, our business, results of operations or financial condition may be materially adversely affected.

CONVERSION OF OUR SERIES A PREFERRED SHARES AND EXERCISE OF THE WARRANTS COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR INVESTMENT, A DETRIMENTAL EFFECT ON OUR LIQUIDITY AND ABILITY TO RAISE ADDITIONAL CAPITAL, AND A SIGNIFICANT DECLINE IN THE MARKET VALUE OF OUR COMMON SHARES.

     As of August 2, 2000, we had approximately 7,503,657 common shares issued and outstanding and we had approximately 3,517,734 additional common shares reserved for issuance upon conversion of our outstanding Series A Preferred Shares and upon exercise of the Warrants and outstanding stock options. Our Series A Preferred Shares, the Warrants and our outstanding stock options also contain or are subject to various anti-dilution and similar provisions which may require us to issue additional common shares. If these securities are converted or exercised, other holders of our common shares may experience significant dilution in the market value of our common shares held by them. If the selling shareholders were to convert all of the Series A Preferred Shares and exercise all of the Warrants held by them as of August 2, 2000, they would acquire approximately 1,587,412 or our common shares. If the selling shareholders were to sell all or a substantial amount of these common shares into the open market, the sales could have a negative effect on the market price of our common shares. The sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

WE HAVE NO INTENTION OF PAYING CASH DIVIDENDS

     We have never paid any cash dividends on our common shares. We currently intend to retain all future earnings, if any, for use in our business and we do not expect to pay any cash dividends in the foreseeable future. In addition, dividend payments to holders of our common shares are subject to the rights of holders of our preferred shares, including the Series A Preferred Shares. As long as our Series A Preferred Shares are outstanding, no dividends may be declared or paid on our securities which rank junior to our Series A Preferred Shares, including our common shares.

TURNOVER IN SENIOR MANAGEMENT OR OTHER KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.

     Our success depends to a significant extent upon senior management and other key employees. The loss of one or more key employees could have a material adverse effect on our business. We do not have employment agreements with our executive officers, except Stephen A. Sasser, President and Chief Executive Officer, and we do not maintain key man life insurance on our executive officers. We believe that our future success will depend in part on our ability to attract and retain highly skilled technical, managerial, sales, marketing, service and support personnel. Competition for personnel in the computer software industry is intense. There can be no assurance that we will be successful in attracting and retaining key personnel, and the failure to do so could have a material adverse effect on our business, operating results or financial condition.

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS OR INCORPORATES FORWARD-LOOKING STATEMENTS. YOU CAN IDENTIFY THESE FORWARD-LOOKING STATEMENTS BY OUR USE OF THE WORDS "BELIEVES", "ANTICIPATES", "EXPECTS", "MAY", "WILL", "INTENDS", "ESTIMATES", AND SIMILAR EXPRESSIONS, WHETHER IN THE NEGATIVE OR AFFIRMATIVE. ALTHOUGH WE BELIEVE THAT THESE FORWARD-LOOKING STATEMENTS REFLECT OUR PLANS, INTENTIONS, AND EXPECTATIONS REASONABLY, WE CAN GIVE NO ASSURANCE THAT WE ACTUALLY WILL ACHIEVE THESE PLANS, INTENTIONS OR EXPECTATIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE PLANS, INTENTIONS OR EXPECTATIONS DISCLOSED IN THE FORWARD-LOOKING STATEMENTS WE MAKE. WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT OR ANY INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT. YOU ARE CAUTIONED NOT TO PLACE ANY UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THEIR DATES.

                            INFORMATION ABOUT SYMIX


     We design, develop, market and support integrated manufacturing, supply chain management, financial and e-commerce software solutions. Our products address the enterprise requirements of mid-size manufacturing and distribution companies and business units of larger companies. Our products are designed to improve:


     - customer service;

     - electronic commerce;

     - planning and scheduling of manufacturing resources;

     - production and inventory management;

     - supply chain management; and

     - financial management.

     In addition to generating revenue from licensing and supporting our software, we provide implementation and training services to our customers. Our principal customers are manufacturers with annual revenues up to $500 million and individual manufacturing sites or divisions of larger manufacturers.

     In February of 2000, we formed a subsidiary, Frontstep, Inc. Frontstep is focused on developing and marketing our complete e-business suite, eStep. eStep delivers e-business functionality for manufacturers, distributors and other supply chain oriented companies. eStep capabilities include:

     - web sales & service;

     - channel support and customer relationship management;

     - e-procurement;

     - supply chain management and planning; and

     - business intelligence.


     Also in February, 2000, we acquired Profit Solutions, Inc. and its web-based customer relationship management software product. The product now is called eStep CRM and is being marketed by us through our Frontstep subsidiary to mid-size companies in the manufacturing, distribution and e-business markets. We also are offering eStep CRM with our other e-business products. eStep CRM helps companies incorporate customer service, marketing and sales functions into their overall e-business strategy and is designed to improve:



     - marketing automation;



     - sales management;



     - service management; and



     - business intelligence.


     In addition to our eStep product line, we also develop and support two other product families, SyteLine and SyteCenter. SyteLine is an enterprise business solution for make-to-order manufacturers of highly configured industrial products. The targeted vertical markets of SyteLine are:

     - industrial equipment;

     - fabricated metals;

     - industrial electronic equipment;

     - specialty vehicles;


     - furniture and fixtures; and

     - containers and packaging.

     SyteCentre is an enterprise business solution designed for repetitive and make-to-stock light manufacturers of discrete products. The targeted vertical markets of SyteCentre are:

     - consumer electronics;

     - consumer durable and packaged goods; and

     - computer and related peripherals.

     We also market and support complementary products provided by third party software vendors that are integrated with eStep, SyteLine and SyteCentre. These products provide additional functionality, including:

     - business intelligence;

     - sales order configuration and pricing;

     - electronic and web commerce;

     - field service management;


     - work flow;


     - advance planning and scheduling; and

     - business analysis and reporting tools.

     Approximately 80% of our license fee revenue is generated from our world-wide direct sales organization. We also have approximately 40 business partners throughout the world that sell and service our products. We have 26 sales and support offices in North America, Europe and Asia with about 20% of our revenue being generated from outside of North America.

     We were incorporated in 1984 in Ohio. Our principal executive offices are located at 2800 Corporate Exchange Drive, Columbus, Ohio 43231, and our telephone number is (614) 523-7000. Our web site address is symix.com.

RECENT DEVELOPMENTS

     On May 10, 2000, we sold 566,933 Series A Convertible Participating Preferred Shares, each without par value, in a private placement to a group of institutional investors for $24.00 per share or an aggregate of approximately $13.6 million in cash. Each Series A Preferred Share is convertible by the holder, in whole or in part, at any time into two (2) common shares, subject to adjustments, based on a conversion price of $12.00 per share, subject to adjustments.

     We also issued to the institutional investors Warrants to purchase common shares at an exercise price of $15.00 per share, subject to adjustments. The Warrants expire on May 10, 2005 and are exercisable at any time prior to their expiration.

     In May, 2000, our loan agreement with Bank One, NA was amended to give the bank a first lien on our accounts receivable, limited to 75% of eligible accounts receivable as defined in the amendment.

                              SELLING SHAREHOLDERS


     The common shares offered by this prospectus are the common shares issuable upon conversion of the Series A Preferred Shares and upon exercise of the Warrants issued in the May 10, 2000 private placement. The following table sets forth information, as of July 31, 2000, with respect to the selling shareholders and the number of common shares issuable as of that date upon conversion of the Series A Preferred Shares and upon exercise of the Warrants held by each of them. No estimate can be given as to the amount or percentage of shares that will be held by the selling shareholders after completion of this offering. The selling shareholders may offer all or some or none of the shares. The selling shareholders will determine from time to time the number of shares they will sell. There currently are no agreements, arrangements or understandings regarding the sale of any of the shares offered by the selling shareholders by this prospectus. The shares offered by this prospectus may be offered from time to time by the selling shareholders. Information about the beneficial ownership of our shares by the selling shareholders prior to this offering has been given to us by the selling shareholders.



                                                       SHARES ISSUABLE    SHARES UNDERLYING     NUMBER OF
                                                       UPON CONVERSION         WARRANTS          SHARES
SELLING                                                  OF SERIES A      BENEFICIALLY OWNED   REGISTERED
SHAREHOLDER                                            PREFERRED SHARES   PRIOR TO OFFERING    FOR SALE(1)
-----------                                            ----------------   ------------------   -----------
Morgan Stanley Dean..................................      543,300             217,320           760,620
  Witter Venture Partners IV, L.P.
1221 Avenue of the Americas
New York, New York 10020
Morgan Stanley Dean..................................       63,032              25,212            88,244
  Witter Venture Investors IV, L.P.
1221 Avenue of the Americas
New York, New York 10020
Morgan Stanley Dean..................................       21,196               8,478            29,674
  Witter Venture Offshore Investors IV, L.P.
1221 Avenue of the Americas
New York, New York 10020
Morgan Stanley Dean..................................      173,004              69,202           242,206
  Witter Equity Funding, Inc.
1221 Avenue of the Americas
New York, New York 10020
Fallen Angel Equity Fund, L.P........................      333,334             133,334           466,668
960 Holmdel Road
Holmdel, New Jersey 07733


---------------


(1) This Registration Statement also shall cover any additional common shares which become issuable upon conversion of the Series A Preferred Shares or upon exercise of the Warrants by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration by us.


     Each Series A Preferred Share is convertible by the holder at any time into two (2) common shares, subject to adjustments as provided in our amended articles of incorporation, as amended, based upon an initial conversion price of $12.00 per share. The Warrants are exercisable at a price of $15.00 per share, subject to adjustments as provided in the form of Warrant.

     In lieu of the payment of the exercise price, the holders of the Warrants may elect a "net share" settlement or exchange of the Warrants by surrendering the Warrants and converting them into common shares according to the following formula:


        X = (A-B) x C, where:
                 A

           X = the number of common shares issuable upon exchange of the Warrant;

           A = the last reported sale price per share for common shares on the day immediately preceding the date on which the holder delivers written notice of exercise of the Warrant to us;

           B = the exercise price per share under the Warrant, as adjusted under the terms of the form of Warrant; and

           C = the number of common shares as to which the Warrant being exchanged would be exercisable under the terms of the Warrant.

     In connection with the sale of the Series A Preferred Shares and the issuance of the Warrants to the selling shareholders named in this prospectus, the number of directors on our board of directors was increased from 6 to 9 and three new directors were elected to our board of directors, including:

          - Guy de Chazal, Managing Director of Morgan Stanley Dean Witter Venture Capital IV, Inc., a member of Morgan Stanley Dean Witter Venture Partners IV, L.L.C. Morgan Stanley Dean Witter Venture Partners IV, L.L.C. is the general partner of each of Morgan Stanley Dean Witter Venture Partners IV, L. P., Morgan Stanley Dean Witter Venture Investors IV., L.P. and Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P., each a selling shareholder named in this prospectus. Mr. de Chazal indirectly controls each of these limited partnerships and may be deemed to share beneficial ownership of Series A Preferred Shares, Warrants and our common shares beneficially-owned by each of these partnerships by reason of shared power to vote and to dispose of those shares and Warrants. He disclaims beneficial ownership of those shares and Warrants held by the partnerships.

          - Barry Goldsmith, who is a member of Fallen Angel Capital, L.L.C., the general partner of Fallen Angel Equity Fund, L. P., a selling shareholder named in this prospectus. Mr. Goldsmith indirectly controls Fallen Angel Equity Fund, L.P. and may be deemed to share beneficial ownership of Series A Preferred Shares, Warrants and our common shares beneficially-owned by Fallen Angel Equity Fund, L.P. by reason of shared power to vote and to dispose of those shares and Warrants. He disclaims beneficial ownership of those shares and Warrants. Mr. Goldsmith also is a partner of Updata Capital, Inc.

                              PLAN OF DISTRIBUTION

     We are registering all of the common shares offered by this prospectus on behalf of the selling shareholders. The shares will be issued by us upon conversion of the Series A Preferred Shares and upon exercise of the Warrants. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

     The term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling common shares issued upon conversion of the Series A Preferred Shares or exercise of the Warrants and received by them after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the time, manner and size of each sale. The sales may be made, from time to time, by one or more, or a combination, of the following methods:

     - on the NASDAQ National Market;

     - in the over-the-counter market;

     - in transactions other than on the NASDAQ National Market or in the over-the counter market;

     - through brokers or dealers or in direct transactions with purchasers;

     - in privately negotiated transactions;

     - in connection with short sales;

     - by pledge to secure debts and other obligations;

     - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or

     - in a combination of any of the above transactions.

     The selling shareholders may sell their shares at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. There is no assurance that the selling shareholders will sell any or all of their common shares.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out the short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned or, upon a default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     The selling shareholders have advised us that, as of the date of this prospectus, they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling shareholder will sell any or all of the shares described in this prospectus, and any selling shareholder may transfer, devise or gift such securities by other means not described in this prospectus.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common shares for a period of two business days prior to the commencement of the distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose:

     - the name of the selling shareholder and of the participating broker-dealer(s);

     - the number of shares involved;

     - the price at which the shares were sold;

     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     In connection with the private placement of the Series A Preferred Shares and the Warrants, we entered into an Investor Rights Agreement with the selling shareholders named in this prospectus. The Investor Rights Agreement requires us to file a registration statement within 90 days after the date of the agreement to register the common shares issuable upon conversion of the Series A Preferred Shares and upon exercise of the Warrants for resale by the selling shareholders under applicable federal and state securities laws. We also agreed to use our reasonable best efforts to cause the registration statement to become and remain effective until each selling shareholder can sell all of its Registrable Shares, as defined in the agreement, under Rule 144 under the Securities Act of 1933 without volume restrictions under Rule 144(k). The Investor Rights Agreement further provides that any selling shareholder named in this prospectus may transfer its respective registration rights to any person who acquires at least 51% of the then outstanding common share equivalents held by that selling shareholder at the time of the transfer.

     If necessary, the specific common shares to be sold by this prospectus, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. The Investor Rights Agreement provides for cross-indemnification of the selling shareholders named in this prospectus and us and the parties' respective directors, officers, employees, partners, members and affiliates, including any controlling persons, against specific liabilities in connection with the offer and sale of the shares covered by this prospectus, including liabilities under the Securities Act of 1933.

     We will pay all of the expenses incurred by the selling shareholders and us incident to the offering and sale of the shares underlying the Series A Preferred Shares and the Warrants by the selling shareholders, excluding any underwriting discounts or commissions.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

     We have reserved up to 1,587,412 common shares for issuance upon conversion of the Series A Preferred Shares and/or upon exercise of the Warrants, without giving effect to additional shares that may be issued pursuant to anti-dilution or other provisions in our amended articles of incorporation, as amended, the Investor Rights Agreement or the Warrants. We will not receive any proceeds from the conversion of the Series A Preferred Shares.

     The Warrants are exercisable at an exercise price of $15.00 per share, subject to adjustments. We cannot be sure that Warrant holders will exercise any of the Warrants that are currently outstanding and thus, we may not receive any proceeds from exercise of the Warrants. However, if all of the Warrants are exercised for cash for the full number of shares offered for resale pursuant to this prospectus upon the exercise of the Warrants, we will receive proceeds of approximately $6,803,190 based on the exercise price of $15.00 per share.

     If we do receive proceeds from the exercise of the Warrants, we plan to use the net proceeds for general corporate purposes, including:

     - working capital;

     - acquisitions of other businesses and/or technologies; and

     - our Frontstep initiative.

Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities, or mortgage-backed securities guaranteed by federal agencies.

                           DESCRIPTION OF SECURITIES

     The following description of our securities does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our amended articles of incorporation, as amended, a copy of which was filed with the Securities Exchange Commission on May 15, 2000 (File No. 0-19024) as Exhibit 3(a)(4) to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000. We have incorporated that Quarterly Report on Form 10-Q into this registration statement by reference.

     Our authorized capital stock consists of 21,000,000 shares, of which 20,000,000 shares are common shares, each without par value, and 1,000,000 shares are preferred shares, each without par value. As of August 2, 2000, there were 7,503,657 common shares and 566,933 preferred shares designated Series A Convertible Participating Preferred Shares issued and outstanding. As of the date of this prospectus, there were 208 record holders of our common shares and five record holders of our Series A Preferred Shares.

COMMON SHARES

     Our common shareholders are entitled to one vote for each common share held of record on each matter submitted to a vote of shareholders. Our shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than fifty percent of the voting power are able to elect all of the directors.

     Our common shareholders on the applicable record date are entitled to receive dividends on a pro rata basis when and if declared by our board of directors out of funds legally available for dividends on our common shares. Dividend payments to holders of common shares are subject to the rights of any preferred shareholders, including the holders of the Series A Preferred Shares, and to any contractual restrictions.

     Under Ohio law and our amended articles of incorporation, as amended, the affirmative vote of the shareholders entitled to exercise at least two-thirds of the voting power of our shareholders is required for major corporate actions, including merger or consolidation with another corporation, a combination or majority share acquisition, sale or other disposition of all or substantially all of our property and assets, our voluntary dissolution or amendment of our articles of incorporation.

     Upon dissolution, liquidation or sale of all or substantially all of our assets, after required payments to our creditors and preferred shareholders, our common shareholders are entitled to receive pro rata our remaining assets available for distribution.

     Our common shareholders do not have preemptive, subscription, redemption or conversion rights and are not subject to further calls or assessments. Our common shares outstanding are duly authorized, validly issued, fully paid and non assessable.

SERIES A PREFERRED SHARES


     Our amended articles of incorporation, as amended, authorize our board of directors to issue preferred shares from time to time in one or more series. Our amended articles of incorporation limit the voting rights of preferred shareholders to one vote for each preferred share held on each matter submitted to a vote of shareholders. Our board of directors is authorized to fix and determine the relative rights and preferences of the shares of any series of preferred shares with respect to:



     - dividend or distribution rate;



     - the dates of payment of dividends or distributions and the dates from which they are cumulative;



     - liquidation price;



     - redemption rights and price;

     - sinking fund requirements;


     - conversion rights; and


     - restrictions on the issuance of shares of any class or series.

     The terms of the Series A Preferred Shares referred to in this registration statement, of which this prospectus is a part, are complex and are only briefly summarized in this prospectus. To obtain further information concerning the rights, preferences and terms of the Series A Preferred Shares, please refer to the full description contained in our amended articles of incorporation, as amended, included as Exhibit 3(a)(4) to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2000 (File No. 0-19024), which has been incorporated into this registration statement by reference.

     Pursuant to the terms of the Securities Purchase Agreement dated May 10, 2000, by and among us and the selling shareholders named in this prospectus, we issued 566,933 Series A Preferred Shares for an aggregate principal amount of $13,606,392 in cash.

VOTING RIGHTS

     The holders of Series A Preferred Shares are entitled to vote with the common shareholders as a single class on all matters submitted for a vote of common shareholders. Each holder of Series A Preferred Shares is entitled to one vote per share held, provided that, upon amendment of our amended articles of incorporation, as amended, to permit holders of our authorized preferred shares to have more than one vote per share, each holder of Series A Preferred Shares will have that number of votes per share equal to the number of votes to which a holder of the common shares issuable upon conversion of a Series A Preferred Share would have been entitled if the common shares had been outstanding at the time of the applicable vote and related record date. We agreed with the selling shareholders named in this prospectus in the Securities Purchase Agreement to use our reasonable best efforts to cause our amended articles of incorporation, as amended, to be amended further by our shareholders at our next annual meeting of shareholders to permit holders of our authorized preferred shares, including the Series A Preferred Shares, to have the right to more than one vote per share.

     As long as any Series A Preferred Shares are outstanding, without the approval of the holders of at least 75% of the Series A Preferred Shares then outstanding, we may not:

     - create or authorize the creation of any additional class or series of shares other than shares which rank junior to the Series A Preferred Shares;

     - increase the authorized amount of Series A Preferred Shares or any other class or series of shares except shares which rank junior to the Series A Preferred Shares;

     - create or authorize any obligation or security convertible into Series A Preferred Shares or shares of any other class or series except shares which rank junior to the Series A Preferred Shares;

     - amend, alter, restate or repeal our amended articles of incorporation, as amended, or our amended code of regulations, as amended, to the extent the amendment would adversely affect the rights of the holders of the Series A Preferred Shares, except solely to authorize or create any additional class or series of shares which rank junior to the Series A Preferred Shares; or

     - redeem or acquire any shares which rank junior to the Series A Preferred Shares except our common shares pursuant to stock restriction agreements as defined in our amended articles of incorporation, as amended.

LIQUIDATION PREFERENCE

     The Series A Preferred Shares have a liquidation preference per share equal to the greater of (i) $24 per share, subject to adjustment for share dividends, combinations or splits, plus accumulated, but unpaid dividends, if any, or (ii) the amount a holder of the common shares underlying a Series A Preferred Share would have received if the Series A Preferred Share was converted into common shares immediately prior to the liquidation or winding up. At the election of the holders of 75% or more of the Series A Preferred Shares then outstanding, the holders of the Series A Preferred Shares also will be entitled to receive the liquidation preference amount per share if:

     - we merge or consolidate with another entity and our outstanding shares are exchanged for securities or other consideration issued or paid by the other entity or its affiliate; except if

        - the merger is solely to reincorporate us in a different jurisdiction;
          or

        - we are the surviving entity in the merger or consolidation and our voting shares outstanding immediately prior to the merger or consolidation constitute more than 50% of the merged entity's voting shares after the merger or consolidation;

     - we sell or transfer all or substantially all of our assets to a person or entity other than one or more of our subsidiaries; or

     - any person or group of persons acquire beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of our shareholder voting power, except as the result of a reduction of authorized and issued shares.

DIVIDENDS

     Holders of Series A Preferred Shares are entitled to receive cash dividends when and if declared by our board of directors at the same time that cash dividends are declared and paid on our common shares. Cash dividends declared by our board of directors on the Series A Preferred Shares are payable in an amount equal to the cash dividend per share payable on our common shares times the conversion rate then in effect for each Series A Preferred Share. In addition, we are required to use our reasonable best efforts to cause a registration statement covering the Series A Preferred Shares to become effective and to maintain the effectiveness of the registration statement with the Securities and Exchange Commission under the Investor Rights Agreement between us and the selling shareholders named in this prospectus. If we breach our obligation, holders of the Series A Preferred Shares will be entitled to receive cash dividends during the time that the breach continues at an annual rate of $3.36 per share when and if declared by our board of directors. As long as Series A Preferred Shares are outstanding, no dividends may be declared or paid on our securities which rank junior to the Series A Preferred Shares unless all cumulative dividends have been or at the same time are declared and paid or set aside for payment on the Series A Preferred Shares for all dividend periods ending on or before the dividend payment date for the junior securities.

OPTIONAL REDEMPTION

     We may redeem all, but not less than all, of the Series A Preferred Shares then outstanding after May 10, 2004. In order to exercise our redemption option, we have to notify the holders of the Series A Preferred Shares in writing at least 20 days prior to the redemption date of our intent to redeem the shares. The redemption is required to be made within 60 days after May 10, 2004. The redemption price to be paid for the shares is $30.72 per share, plus any accumulated, but unpaid, dividends on the shares. Any Series A Preferred Shares redeemed or reacquired by us must be retired and may not be reissued.

VARIABLE OPTIONAL CONVERSION RATE

     Each Series A Preferred Share is convertible into two common shares at the initial base conversion price of $12.00 per common share. Both the conversion price per common share and the conversion rate applicable to the Series A Preferred Shares are subject to adjustment from time to time, with some exceptions, if we:

     - pay a share dividend on or make a distribution of our common shares;

     - combine our outstanding common shares into a smaller number of common shares;

     - issue by reclassification other securities;

     - issue common shares without consideration or for consideration per share less than the conversion price then in effect for the Series A Preferred Shares;

     - fix a record date for the issuance of rights, options or warrants to our common shareholders or holders of other securities entitling them to subscribe for or purchase within 60 days of the record date our common shares at a price per share, or having a conversion price per share, if a convertible security, less than the conversion price for the Series A Preferred Shares in effect on the record date;

     - issue rights, options other than pursuant to an employee plan approved by our board of directors, warrants to subscribe for or to purchase our common shares or securities convertible into our common shares, or convertible securities at a purchase or exercise price per share less than the conversion price for the Series A Preferred Shares; or

     - fix a record date for a dividend or distribution to our common shareholders of evidences of indebtedness, cash, assets or other property.

If the weighted average of the last reported sale price per share of our common shares for the 40 consecutive trading days immediately preceding May 10, 2004 is less than $12.00, then the conversion price then in effect for the Series A Preferred Shares is required to be reduced to the weighted average sales price. The reduced conversion price will become effective 30 days after May 10, 2004 unless we have given the holders written notice of our intent to redeem the shares. If we set a record date for payment of a dividend or other distribution to our common shareholders and later abandon our plan to pay the dividend or to make the distribution, then any prior adjustment to the conversion price per common share or the conversion rate relating to the Series A Preferred Shares will be reversed.

MANDATORY CONVERSION

     The Series A Preferred Shares then outstanding automatically will convert to our common shares after May 10, 2002 if the last reported sales price per share for our common shares on each day of any period of 40 consecutive trading days exceeds $24.00. The conversion rate for the Series A Preferred Shares would be the conversion rate in effect as of the close of business on the last trading day of the 40 consecutive trading day period.

CONSOLIDATION, MERGER OR SALE OF ASSETS


     Each holder of Series A Preferred Shares also may convert its Series A Preferred Shares to the securities, cash and other property which the holder of the number of common shares into which the Series A Preferred Shares held by it are convertible would have been entitled to receive if we:


     - merge into or consolidate with another person or entity which results in a reclassification, conversion, exchange or cancellation of our outstanding common shares, or

     - sell or transfer all or substantially all of our assets and the Series A Preferred Shares had been converted immediately prior to the merger, consolidation, sale or transfer. These rights to convert the Series A Preferred Shares do not apply in certain cases described in our amended articles of incorporation, as amended, and are subject to the liquidation provisions in our amended articles of incorporation, as amended.


WARRANTS TO PURCHASE COMMON SHARES

     Under the terms of the Securities Purchase Agreement described above, we also issued to the selling shareholders named in this prospectus Warrants to purchase an aggregate of 453,546 common shares at an exercise price of $15.00 per share, subject to adjustments. The Warrants are exercisable through May 10, 2005. In lieu of exercising the Warrant, a holder of a Warrant may elect a "net share" settlement of the Warrant as described under "Selling Shareholders". After May 10, 2002, the Warrants are exercised automatically if the closing price per share for our common shares exceeds $24.00 for 40 consecutive trading days. If a Warrant is exercised automatically as described in the preceding sentence, the holder would be entitled to receive that number of our common shares the holder would have received if the Warrant had been exercised on a "net share" settlement basis.

     The Warrants are not transferable except to a person who agrees to be bound by the respective terms of the Warrant and the Investor Rights Agreement. The Warrants contain anti-dilutions provisions which require the exercise price to be adjusted in some cases if we:

     - issue, subdivide, split, combine or reclassify our common shares;

     - declare a share dividend or make a share distribution of our common shares;

     - fix a record date for the issuance of rights, options or warrants to holders of our securities which entitle them to subscribe for or purchase our common shares for a period of less than 60 days after the record date at a purchase price per share less than the exercise price per share under the Warrant;


     - issue rights, options, warrants or convertible securities and the price per common share of the rights, options, warrants or convertible securities is less than the exercise price per share for the Warrants; or


     - fix a record date for making a dividend or distribution of evidences of indebtedness, cash, assets or other property to our common shareholders.


     If the weighted average of the last reported sale price per share of our common shares for the 40 consecutive trading days immediately preceding May 10, 2004 is less than $15.00, then the exercise price per share then in effect for the Warrants is required to be reduced to the greater of the weighted average sales price per share and 75% of the initial exercise price per share.


LIMITATIONS ON ADJUSTMENTS

     Under the rules of the Nasdaq Stock Market, we are required to obtain shareholder approval for the issuance of common shares upon conversion of the Series A Preferred Shares or upon exercise of the Warrants at a price less than the market value of the common shares on the date the Series A Preferred Shares and the Warrants were issued if the number of common shares issuable upon conversion of the Series A Preferred Shares and exercise of the Warrants equals or exceeds 20% of the number of common shares outstanding before the Series A Preferred Shares and the Warrants were issued. On the date the Series A Preferred Shares and Warrants were issued, the conversion price of the Series A Preferred Shares was $12.00 per share, the exercise price for the Warrants was $15 per share and the closing sales price per share for our common shares was $9.1875 per share.

     However, the terms of the Series A Preferred Shares contain anti-dilution and other provisions which may require the conversion price per share to be reduced to less than the market value per share of our common shares on the date the Series A Preferred Shares were issued. Also the Warrants contain anti-dilution provisions which may require the exercise price for the Warrants to be reduced to below the market value per share of our common shares on the date the Series A Preferred Shares were issued.


     The selling shareholders named in this prospectus have agreed that, without the prior approval of our shareholders as required under the Nasdaq Stock Market Rules, no adjustment will be made to the conversion price per share of the Series A Preferred Shares, and no adjustment will be made to the exercise price per share of the Warrants, which reduces the conversion price per share or the exercise price per share, as the case may be, to an amount which is less than the market price per share of our common shares on the date the Series A Preferred Shares were issued.


     We have agreed with the selling shareholders named in this prospectus to submit to our shareholders at their next annual meeting a proposal to approve the issuance of our common shares upon conversion of the Series A Preferred Shares at an adjusted conversion price per share, and upon exercise of the Warrants at an adjusted exercise price per share, if required, which is less than the market price per share of our common shares on the date the Series A Preferred Shares were issued.

OTHER MATTERS WE HAVE AGREED TO


     We are required to reserve an amount of our common shares for issuance upon the conversion of the Series A Preferred Shares and the exercise of the Warrants. We may not grant to any other person any registration rights relating to our securities which take a priority over the registration rights granted to the selling shareholders named in this prospectus. Without the consent of those selling shareholders holding at least a majority of our common shares then entitled to be registered, we may not grant any registration rights to any other person which conflict with or alter any rights granted by us to the selling shareholders relating to the filing of a shelf registration on Form S-3 covering the common shares held by them.


     We are required to take all reasonably necessary or desirable legal action within our control so that:

     - the number of directors on our board of directors is increased from 6 to 9;

     - a management slate of directors, including a representative of Fallen Angel Equity Fund, L.P., a selling shareholder named in this prospectus, is nominated and elected to our board of directors;

     - if a representative of Morgan Stanley Dean Witter Venture Partners IV, L.P., a selling shareholder named in this prospectus, is not elected as one of our directors, its representative has the right to attend all meetings of our board of directors as a non-voting observer and to receive all notices and other communications we send to our directors;

     - at least one representative of the selling shareholders named in this prospectus who has been elected as one of our directors is appointed as a member of every committee of our board of directors;

     - the required quorum for meetings of our board of directors will be the presence in person at each meeting of at least a majority of our directors, except a majority of our directors in office will constitute a quorum for filling a vacancy in our board of directors;

     - all action of our board of directors will require (i) the affirmative vote of at least a majority of our directors at a duly convened meeting of our board of directors at which a quorum is present or (ii) the unanimous written consent of our board of directors, except that if there is a vacancy on our board of directors and an individual has been nominated to fill the vacancy, the first order of business must be for the board of directors to fill the vacancy; and

     - if any director nominated by Fallen Angel Equity Fund, L.P., a selling shareholder named in this prospectus, ceases to serve as a member of our board of directors during his or her term, Fallen Angel Equity Fund, L.P. will be entitled to nominate a designee to fill the vacancy, and our board of directors will designate a replacement director, nominated by Fallen Angel Equity Fund, L.P. and reasonably satisfactory to our board of directors, to fill the remainder of the term of the director who has ceased to be a member of our board of directors.

     Each selling shareholder named in this prospectus has the preemptive right to purchase all or any portion of any equity securities, or any securities which may be converted into or exchanged or exercised for any equity securities, which we or any of our subsidiaries offer in an amount equal to

     - the number of securities being offered, multiplied by,

     - a fraction, the numerator of which is the number of our common shares held by the selling shareholder and the denominator of which is the number of our common shares held by all of our shareholders, including the selling shareholders named in this prospectus.

If the number of equity securities being offered by our subsidiary that the selling shareholders named in this prospectus would have a preemptive right to purchase under the formula described above is less than 20% of the equity securities being offered, then the selling shareholders named in this prospectus will have a preemptive right to purchase an aggregate of at least 20% of the equity securities being offered. The selling shareholders do not have any preemptive rights relating to our shares issued or issuable:

     - upon the exercise of options or warrants or conversion of convertible securities, including the Series A Preferred Shares, outstanding on the date of the Investor Rights Agreement; or

     - to our officers, directors, employees, agents or consultants, or officers, directors, employees, agents or consultants of any of our subsidiaries, upon the exercise of any option granted or to be granted under any stock option plan or arrangement approved by our board of directors or the board of directors of one of our subsidiaries; or

     - in an acquisition of securities or assets of any other corporation by us or one of our subsidiaries.

     The preemptive rights of each of the selling shareholders named in this prospectus is subject to the ability of the selling shareholder to make representations to us as reasonably required to comply with Rule 506 of Regulation D under the Securities Act of 1933 in connection with the purchase of any restricted securities.

     If we transfer ownership of all or a part of a subsidiary to our shareholders by dividend, then we are required to issue to the holders of the Warrants then outstanding additional warrants to purchase common shares of the subsidiary having substantially the same terms and conditions as the Warrants. The number of common shares of the subsidiary covered by the additional warrant issued to each holder must be sufficient to give the holder the same percentage ownership in the outstanding common shares (on a fully diluted basis) of the subsidiary that the holder has (on a fully diluted basis) in our outstanding common shares under the Warrants on the effective date of the dividend. The exercise price of each additional warrant will be the amount determined by dividing:

     - the product of the exercise price of a Warrant immediately prior to the public announcement of the dividend, multiplied by the Daily Price (as defined in the Warrant) per common share of the subsidiary immediately after the dividend, by

     - the Current Market Price Per Common Share (as defined in the Warrant) immediately prior to the public announcement of the dividend.

TRANSFER AGENT AND REGISTRAR


     Our transfer agent and registrar for our common shares and Series A Preferred Shares is Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings also are available to the public at the SEC's web site at http://www.sec.gov.



     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling shareholders sell all of their shares covered by this prospectus. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-42894). The documents we incorporate by reference are:


     1. Our annual report on Form 10-K for the fiscal year ended June 30, 1999;

     2. Our quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 1999, December 31, 1999 and March 31, 2000, respectively;

     3. Our definitive proxy statement filed with the SEC in connection with our 1999 annual meeting of shareholders; and

     4. The description of our common shares contained in our registration statement on Form 8-A dated February 12, 1991, as amended, as filed with the Securities and Exchange Commission.

     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing. Any statement incorporated into this prospectus is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


We will provide a copy of any or all of these filings to you without charge upon your written or oral request. However, we will not provide to you copies of exhibits to a filing unless the exhibits are specifically incorporated by reference into the filing. Requests for these filings should be made to Symix Systems, Inc., 2800 Corporate Exchange Drive, Suite 400, Columbus, Ohio 43231,
Attention: Corporate Counsel, or by telephone at (614) 523-7218.


                                 LEGAL MATTERS


     Legal matters regarding the validity of the shares offered by the selling shareholders will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio, our legal counsel. As of July 31, 2000, the partners of and attorneys employed by Vorys, Sater, Seymour and Pease LLP, together with members of their immediate families, owned in the aggregate approximately 151,537 common shares. Duke W. Thomas, a member of that firm, serves on our board of directors.

                                    EXPERTS

     Our consolidated financial statements and schedule appearing in our Annual Report (Form 10-K) for the year ended June 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The consolidated financial statements and schedule are incorporated in this prospectus by reference in reliance upon their report given upon the authority of that firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------


       WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY STATEMENT OR REPRESENTATION THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.


                         ------------------------------


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                            1,587,412 COMMON SHARES

                              SYMIX SYSTEMS, INC.
                               ------------------
                                   PROSPECTUS


                                AUGUST    , 2000

                               ------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the estimated (except for SEC registration fee) fees and expenses payable by Symix in connection with the sale by the selling shareholders of the common shares being registered.



SEC registration fee........................................    $ 3,222
Legal fees and expenses.....................................    $10,000
Accountants' fees and expenses..............................    $ 4,500
NASDAQ fee..................................................    $17,500
Printing....................................................    $14,435
Miscellaneous expenses......................................    $ 5,000
                                                                -------
          Total.............................................    $54,657
                                                                =======



     The selling shareholders will not pay any portion of the expenses listed above.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

          (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

             (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

             (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

          (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

             (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division
        (E)(1) or (2) of this section;

             (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

             (c) By the shareholders;

             (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

             (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

             (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding

          (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

          (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Article Five of the Semi's Amended Regulations governs indemnification and provides further as follows:

          Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorney's fees, filing fees, court reporters' fees and transcript costs), judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe this conduct was unlawful. A person claiming indemnification under this Section
     5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

          Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

          (A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper and

          (B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

          Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys fees, filing fees, court reporter's' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

          Section 5.04 Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Franklin County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division
     (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

          Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorney's' fees, filing fees, court reporter's' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

          (A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

          (B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

          Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          Section 5.08. Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

          (A) A person claiming indemnification under this Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

          (B) References to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

          Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Franklin County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Franklin County, Ohio in any such action, suit or proceeding.

     In addition, Symix has purchased directors' and officers' liability insurance coverage under policies which insure its directors and officers with respect to liabilities.

ITEM 16.  EXHIBITS


      4.1 Certificate of Amendment to Amended Articles of Incorporation of Symix Systems, Inc., as amended, as filed with the Secretary of State of Ohio on May 10, 2000 (incorporated herein by reference to Exhibit 3(a)(3) to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2000).



      4.2 Form of Warrant issued to Selling Shareholders (incorporated herein by reference to Exhibit 4(d) to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2000).



      5.1 Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the common shares being offered (filed herein).



     10.1 Investor Rights Agreement dated May 10, 2000 among the registrant and the Selling Shareholders (incorporated herein by reference to Exhibit 4(c) to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2000).



     10.2 Securities Purchase Agreement dated May 10, 2000 among the registrant and the Selling Shareholders (incorporated herein by reference to Exhibit 10(a) to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2000).



     23.1  Consent of Ernst & Young LLP (previously filed).



     23.2  Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit
           5.1 filed herein).



     24.1  Powers of Attorney (previously filed).

ITEM 17.  UNDERTAKINGS

     1. The undersigned Registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made of the securities registered by this Registration Statement, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated in this registration statement by reference;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated in this registration statement by reference; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     3. The undersigned Registrant hereby undertakes that:

          (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment No. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 23rd day of August, 2000.


                                          SYMIX SYSTEMS, INC.

                                          By /S/     LAWRENCE W. DELEON
                                            ------------------------------------
                                                     LAWRENCE W. DELEON

                                                 Executive Vice President,
                                              Symix Worldwide Field Operations



     Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                    TITLE                        DATE
                   ---------                                    -----                        ----

     LAWRENCE J. FOX*                             Chairman of the Board of Directors    August 23, 2000
------------------------------------------------
     LAWRENCE J. FOX

     STEPHEN A. SASSER*                           President, Chief Executive Officer    August 23, 2000
------------------------------------------------  and Director (Principal Executive
     STEPHEN A. SASSER                            Officer)
                                                  Vice President

/S/ LAWRENCE W. DELEON                            Executive Vice President, Symix       August 23, 2000
------------------------------------------------  Worldwide Field Operations
     LAWRENCE W. DELEON                           (Principal Financial and
                                                  Accounting Officer)

     LARRY L. LIEBERT*                            Director                              August 23, 2000
------------------------------------------------
     LARRY L. LIEBERT

     DUKE W. THOMAS*                              Director                              August 23, 2000
------------------------------------------------
     DUKE W. THOMAS

     JOHN T. TAIT*                                Director                              August 23, 2000
------------------------------------------------
     JOHN T. TAIT

     JAMES A. RUTHERFORD*                         Director                              August 23, 2000
------------------------------------------------
     JAMES A. RUTHERFORD

     ROGER D. BLACKWELL*                          Director                              August 23, 2000
------------------------------------------------
     ROGER D. BLACKWELL

     GUY L. DE CHAZAL*                            Director                              August 23, 2000
------------------------------------------------
     GUY L. DE CHAZAL

     BARRY GOLDSMITH*                             Director                              August 23, 2000
------------------------------------------------
     BARRY GOLDSMITH


*By: /S/    LAWRENCE W. DELEON
     ---------------------------------
            LAWRENCE W. DELEON
            (Attorney-in-Fact)

                               INDEX OF EXHIBITS


    EXHIBIT
    NUMBER                           DESCRIPTION                                       PAGE
    -------                          -----------                                       ----
      4.1     Certificate of Amendment to Amended Articles of             Incorporated herein by
              Incorporation of Symix Systems, Inc. as filed with the      reference to Exhibit 3(a)(3) to
              Secretary of State of Ohio on May 10, 2000.                 the Quarterly Report on Form
                                                                          10-Q of the Registrant for the
                                                                          quarter ended March 31, 2000.
      4.2     Form of Warrant issued to Selling Shareholders              Incorporated herein by
                                                                          reference to Exhibit 4(d) to
                                                                          Quarterly Report on Form 10-Q
                                                                          of the Registrant for the
                                                                          quarter ended March 31, 2000.
      5.1     Opinion of Vorys, Sater, Seymour and Pease LLP as to the    Filed herein.
              legality of the common shares being offered.
     10.1     Investor Rights Agreement dated as of May 10, 2000 among    Incorporated herein by
              the Registrant and the selling shareholders.                reference to Exhibit 4(c) to
                                                                          the Quarterly Report on Form
                                                                          10-Q of the Registrant for the
                                                                          quarter ended March 31, 2000.
     10.2     Securities Purchase Agreement dated May 10, 2000 among the  Incorporated herein by
              Registrant and the selling shareholders.                    reference to Exhibit 10(a) to
                                                                          the Quarterly Report on Form
                                                                          10-Q of the Registrant for the
                                                                          quarter ended March 31, 2000.
     23.1     Consent of Ernst & Young LLP                                Previously filed.
     23.2     Consent of Vorys, Sater, Seymour and Pease LLP (included
              in Exhibit 5.1).
     24.1     Powers of Attorney                                          Previously filed.